Exhibit 10.43

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (“Non-Competition Agreement”) is made and entered into this        day of                   , 20    , by and between                              (“Employee”), The Travelers Indemnity Company, a Connecticut corporation (the “Company”), and The Travelers Companies, Inc., a Minnesota corporation (“Parent” and, together with its subsidiaries, including the Company, “Travelers”).

WITNESSETH:

WHEREAS, Travelers is currently engaged in the property and casualty insurance business (the “Business”); and

WHEREAS, Employee is employed by the Company in a position of trust and confidence and has had and will continue to have access to and become familiar with the products, methods, technology, services and procedures used by Travelers in connection with the Business; and

WHEREAS, in connection with Employee’s employment with the Company, Employee has and will continue to have access to confidential, proprietary and trade secret information of Travelers and relating to the Business, which confidential, proprietary and trade secret information Travelers desires to protect from unfair competition.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and obligations hereinafter set forth, Employee, the Company and Travelers agree as follows:

SECTION 1.                                                    CONSIDERATION.

(a)                                  As consideration for Employee’s execution of this Non-Competition Agreement and for Employee agreeing to comply with Employee’s obligations under this Non-Competition Agreement, Parent will grant Employee (within 30 days after the date hereof, subject to Employee’s acceptance of such grant) such number of restricted stock units (or, at Parent’s option, shares of restricted stock) of Parent, equal to $10,000 divided by the closing price of Parent’s common stock determined on The New York Stock Exchange on                          , 20     (rounded to the nearest whole number), pursuant to the terms and conditions set forth in a Restricted Stock Unit Award Notification and Agreement (or, if applicable, Restricted Stock Grant Notification and Agreement), The Travelers Companies, Inc. Amended and Restated 2004 Stock Incentive Plan, as it may be amended from time to time, and the prospectus dated January 29, 2010 and any applicable prospectus supplement.  The restricted stock units (or, if applicable shares of restricted stock) shall be fully vested upon grant, shall pay cash dividend equivalents (or, if applicable, cash dividends) in the same amount and at the same time as unrestricted common stock and shall be subject to the holding requirement set forth in the award agreement.

(b)                                 If Travelers elects to exercise its Non-Competition Option (as defined in Section 3(c)(i)) and provided Employee complies with all of Employee’s obligations under this Non-Competition Agreement, then:

Form Non-Compete Agreement for Management Committee Members

(i)                                     Employee will receive the following additional amounts in cash, paid in accordance with Section 1(d):

(A)                              an amount equal to six (6) months of Employee’s Monthly Base Salary; plus

(B)                                an amount equal to fifty percent (50%) of Employee’s Average Annual Bonus; plus

(C)                                an amount equal to fifty percent (50%) of Employee’s Average Annual Equity Award; and

(ii)                                  If the Company or any other Travelers entity maintains an employer-sponsored group medical and/or dental plan (whether insured or self-funded) at the Termination Date under which Employee was covered immediately prior to the Termination Date, and if Employee is eligible to and properly elects to continue coverage under such plan after the Termination Date under Part 6 of Subtitle B of Subchapter I of Employee Retirement Income Security Act of 1974, as amended, or any comparable continuation coverage requirements under then-current federal or state law, the Company will reimburse Employee for the difference, if any, between (1) the total premiums or contributions properly charged to Employee for such continuation coverage during the Restricted Period, and (2) the total premiums or contributions that would have been charged to Employee for comparable coverage under the plan had Employee remained employed by the Company during the Restricted Period.  Nothing in this Non-Competition Agreement shall in any way limit or restrict the right of the Company or any other Travelers entity to amend or terminate its group medical and/or dental plan at any time and for any reason, including any amendment that applies to a group of employees that includes Employee.  If then-current law would prohibit Employee from electing continuation coverage because of the payment called for under this Section 1(b)(ii), then Employee shall be entitled to such payment even though Employee does not elect continuation coverage, with the amount determined under (1) above being based on the premium or contribution that would have been charged to Employee if Employee were eligible to elect and had elected continuation coverage or, alternatively, Employee may waive the payment called for under this Section 1(b)(ii) so that Employee may elect continuation coverage.  If the plan sponsor determines that any provision of then-current law would prohibit the payment called for under this Section 1(b)(ii), impose a tax or penalty on the Company or any Travelers entity that is more than five times (5x) the payment due to the Employee under this Section 1(b)(ii), or impose any adverse tax consequence or penalty on the plan or other employees as a result of the payment called for under this Section 1(b)(ii), and such prohibition or adverse consequence can be avoided by reformation of the terms of such payment in a manner that preserves the value of the payment to Employee at a comparable cost to the Company or other Travelers entity, and such reformation is not prohibited and does not create an adverse tax consequence to the Company or other Travelers entity, the plan, other employees or Employee, such reformation shall be made in a manner that preserves as closely as possible the current structure of this Section 1(b)(ii).  Otherwise, the foregoing provisions of this Section 1(b)(ii) shall be ineffective and the payment will not be made to Employee.

(c)                                  Notwithstanding the foregoing, if Employee was hired after the Company granted its last annual bonus and/or annual equity awards and, as a result, Employee has not received any annual cash bonus payments and/or any annual equity awards prior to the Termination Date, then the amount payable to Employee under each of Sections 1(b)(i)(B) and (C) shall be equal to fifty percent (50%) of the amount set forth in Employee’s offer letter (or, if there is no such amount or letter, a letter for purposes of this calculation containing such amount) as Employee’s indicated or expected annual cash bonus and/or annual equity award for the next award cycle, respectively (provided that, if a range of indicated or expected annual cash bonus and/or annual equity awards is specified in Employee’s offer letter, the amount payable under each of Sections 1(b)(i)(B) and (C) shall be equal to fifty percent (50%) of the mid-point of the applicable indicated or expected range).

(d)                                 If Travelers elects to exercise its Non-Competition Option and Employee complies with all of Employee’s obligations under this Non-Competition Agreement, then the Company shall pay to Employee (or, in the event Employee dies before receipt of payment, to Employee’s estate or to such other person as Employee may designate in a written notification in accordance with Section 4 before Employee’s death) (i) the amounts calculated under Section 1(b)(i) (or Section 1(c), if applicable), and (ii) the amount due under Section 1(b)(ii).  Such amounts shall be paid in cash in a lump sum on or about the Company’s first regular payroll date that is after the six-month anniversary of the Termination Date.

(e)                                  If Travelers elects to exercise its Non-Competition Option and Employee fails to comply with any of Employee’s obligations under this Non-Competition Agreement, then Travelers shall be entitled to exercise its remedies under Section 3.

(f)                                    If Travelers elects to exercise (or is deemed to have exercised) its Waiver Option (as defined in Section 3(c)(ii)), then Employee shall not be entitled to any of the amounts calculated under Section 1(b)(i) (or Section 1(c), if applicable) or any of the continued benefits under Section 1(b)(ii).

(g)                                 The Company or any other Travelers entity may withhold from any amounts payable under this Section 1 such federal, state and local income and employment taxes as it shall determine are required or authorized to be withheld pursuant to any applicable law or regulation.

SECTION 2.                                                    CERTAIN DEFINITIONS.

(a)                                  “Aggregate Grant Date Fair Value” for purposes of calculating Employee’s Average Annual Equity Award means the aggregate grant date fair value of any annual equity awards, as calculated by Travelers, as of the grant date of each relevant award, for purposes of determining and communicating to Employee the total direct compensation of Employee.

(b)                                 “Average Annual Bonus” means the cash bonus amount calculated by reference to the bonus, if any, Employee received in respect of the two annual bonus periods that ended with or immediately prior to the Separation Acknowledgement Date.  If Employee was eligible to receive a bonus for both of such bonus periods, then Employee’s “Average Annual Bonus” is the sum of the bonuses received for such bonus periods (which may be zero if Employee did not receive a bonus for either such period) divided by two.  If Employee was eligible to receive a bonus for only one bonus period, then Employee’s “Average Annual Bonus” equals the amount of the bonus received for such bonus period (which may be zero if Employee did not receive a bonus for such period).  If an Employee is awarded an annual cash bonus and defers receipt of all or part of it pursuant to a deferred compensation plan of Travelers, such bonus shall be considered to have been received by Employee for purposes of the calculations in this Non-Competition Agreement.

(c)                                  “Average Annual Equity Award” means the Aggregate Grant Date Fair Value of the annual equity awards, if any, Employee received as part of the two most recent annual equity grants made to employees (excluding any off-cycle awards) prior to the Separation Acknowledgement Date.  If Employee was eligible to receive annual equity awards for both of such annual equity award periods, then Employee’s “Average Annual Equity Award” equals the Aggregate Grant Date Fair Value of the total annual equity awards received for such periods (which may be zero if Employee did not receive an annual equity award for either such period) divided by two.  If Employee was eligible to receive an annual equity award for only one annual equity award period, then Employee’s “Average Annual Equity Award” equals the Aggregate Grant Date Fair Value of the annual equity award received for such period (which may be zero if Employee did not receive an annual equity award for such period).

(d)                                 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a specific provision of the Code includes a reference to such provisions as it may be amended from time to time, any successor provision, and current and future guidance and regulations interpreting such provision.

(e)                                  “Management Committee” shall mean the most senior policy setting group of executives within Travelers (or, if applicable, any surviving or successor entity or any ultimate parent of Parent), excluding any member of such group of executives who has given or received oral or written notice of intent to terminate employment as of the date of this Non-Competition Agreement and who in fact terminates employment by             , 20    .

(f)                                    “Monthly Base Salary” means one twelfth (1/12) of Employee’s annual base salary in effect immediately prior to the Termination Date.

(g)                                 “Restricted Period” means the six (6) month period immediately following Employee’s Termination Date.

(h)                                 “Restricted Territory” means anywhere (A) in the United States or (B) in any other country where Travelers is physically present and engaged in the Business domestically in that country as of the Termination Date.

(i)                                     “Separation Acknowledgement Date” means the date a written notice complying with Section 4 (A) is received by Employee from Travelers informing Employee that Employee’s employment will be terminated or (B) is received by Travelers from Employee informing Travelers that Employee is resigning from employment, provided that, in the event that no such written communication is received by either party prior to the Termination Date, such date shall be the Termination Date.

(j)                                     “Termination Date” means the date of Employee’s “separation from service” with Travelers within the meaning of section 409A(a)(2)(A)(i) of the Code, whether such separation from service is at the initiative of Employee or Travelers.

SECTION 3.                                                    NON-COMPETITION COVENANT.

(a)                                  If Travelers elects to exercise its Non-Competition Option in accordance with Section 3(c)(i), then, during the Restricted Period in the Restricted Territory, Employee shall not,  directly or indirectly, in any manner or capacity, including without limitation as a proprietor, principal, agent, partner, officer, director, stockholder, employee, member of any association, consultant or otherwise, (i) perform services for or have any ownership interest in (1) any entity that, taken together with its affiliates, is primarily engaged in the Business, or (2) any business, business unit or division that is primarily engaged in the Business (in each case, a “Restricted Entity”) or (ii) engage in the Business.  If Travelers elects to exercise (or is deemed to have exercised) its Waiver Option (as defined in Section 3(c)(ii)), then this Section 3(a) shall not apply.

(b)                                 Notwithstanding the foregoing, the following shall not constitute non-compliance with this Agreement or a breach of Section 3(a): (i) ownership by Employee, as a passive investment, of less than 5.0% of the outstanding voting shares of any entity, (ii) performing services for or having an ownership interest in an entity (other than a Restricted Entity) that is engaged in the business of acting as an agent or broker (including those engaged in the distribution of property and casualty insurance) so long as Employee is not actively engaged in underwriting, claims, investment activities or third party administration, in each case, relating to property and casualty insurance, (iii) seeking and/or accepting (and taking any action in furtherance of seeking and/or accepting, including discussions regarding potential investment) any position or relationship with an entity that would otherwise breach Section 3(a), so long as such position, relationship or investment or any services related thereto does not commence before the end of the Restricted Period and (iv) non-compliance with Section 3(a) that is isolated, unintentional and immaterial.

(c)                                  Travelers shall, in its sole discretion, have the right to:

(i)                                     elect to enforce the provisions of Section 3(a) if and only if a Travelers entity notifies Employee in accordance with Section 4 no later than five (5) business days following the first business day after the Separation Acknowledgement Date that Travelers elects to enforce such provisions (the “Non-Competition Option”); or

(ii)                                  waive the provisions of Section 3(a) by a Travelers entity notifying Employee in accordance with Section 4 no later than five (5) business days following the first business day after the Separation Acknowledgement Date that Travelers elects to waive the provisions of Section 3(a) or by failing to provide Employee with notice under Section 3(c)(i) within the period specified therein (in either case, the “Waiver Option”).

(d)                                 Employee hereby acknowledges that the provisions of this Non-Competition Agreement are reasonable and necessary to protect the legitimate interests of Travelers, including without limitation, Travelers’ trade secrets, customer and supplier relationships, goodwill and loyalty, and that any violation of this Non-Competition Agreement by Employee would cause substantial and irreparable harm to Travelers such that monetary damages alone would be an inadequate remedy.  Therefore, in the event that Employee violates any provision of this Non-Competition Agreement, Travelers shall be entitled to (i) an injunction (incorporating the provisions of Section 3(e)) restraining Employee from violating or continuing to violate the provisions of this Non-Competition Agreement, (ii) withhold payments not yet made and/or shares of stock not yet issued, in each case, that may (assuming satisfaction of the conditions in Section 3(g)) be subject to forfeiture and/or recapture under Section 3(d)(iii) and (iii) forfeiture (and, if applicable, recapture) of any amounts, benefits and awards hereunder, under Travelers’ employee severance plans or agreements and under any individual separation arrangement.  The foregoing remedies shall be Travelers’ sole and exclusive remedies for a violation of this Non-Competition Agreement.

(e)                                  Notwithstanding anything herein to the contrary, if Employee breaches any of the provisions of Section 3(a), and if (and only if) Travelers brings legal enforcement action during the Restricted Period and (either during or after the Restricted Period) injunctive relief is ordered by a court of competent jurisdiction after an evidentiary hearing or there has been a final non-appealable adjudication by a court of competent jurisdiction that Employee has breached a provision of Section 3(a), then one day of additional time shall be added to the restriction (and to the definition of Restricted Period) for each day of noncompliance, up to a maximum of six (6) months, so that Travelers is given the benefit of Employee’s compliance with the restriction for six (6) months.

(f)                                    Notwithstanding anything herein to the contrary, Travelers may seek to exercise its remedy under Section 3(d) to withhold payments not yet made and/or shares of stock not yet issued to Employee only if a Travelers entity shall have commenced legal enforcement action by the time payment would have otherwise been payable.

(g)                                 Notwithstanding anything herein to the contrary, Travelers shall only be entitled under Section 3(d) to the remedies of forfeiture and/or recapture if (i) there has been a final non-appealable adjudication by a court of competent jurisdiction that Employee has breached any provision of this Non-Competition Agreement and (ii) a Travelers entity shall have commenced legal enforcement action within twelve (12) months of the Termination Date.  Employee shall pay over to Travelers promptly following notice to Employee in accordance with Section 4 any amounts, benefits and awards that are subject to recapture as provided in the previous sentence.  If Travelers seeks to exercise its remedy to recapture the compensatory value received under Section 1(a) more than three (3) years after the date hereof, then such value shall be deemed to be $10,000.

(h)                                 Travelers shall be deemed to have commenced legal enforcement action under Sections 3(e), (f) and (g) if it shall have notified Employee in accordance with Section 4 of intent to seek enforcement followed within twenty-one (21) days by the commencement of a formal enforcement action.

SECTION 4.                                                    NOTICES.

Any notice required or permitted under this Non-Competition Agreement shall be sufficient if in writing (which must be delivered by hand or sent by overnight mail, postage prepaid and return receipt requested) if to Employee at the most current address of Employee appearing in the Company’s records, or if to Travelers at the following address: The Travelers Companies, Inc., 385 Washington Street, Mail Code 515A, St. Paul, Minnesota 55102-1396, Attn: General Counsel with a copy to: The Travelers Companies, Inc., 385 Washington Street, Mail Code 9275-SB02W, St. Paul, Minnesota 55102-1396, Attn: Executive Vice President of Human Resources.  Employee and Travelers may designate a different address through written notice as provided in this Section.  Notice shall not be effective until actual delivery to the address of the other party in accordance with this Section 4.

SECTION 5.                                                    ATTORNEYS’ FEES.

If litigation arises concerning the terms and conditions of this Non-Competition Agreement, Employee, the Company and Travelers agree to pay their own respective attorneys’ fees and costs, except that if a court of competent jurisdiction determines in a final non-appealable adjudication that Employee is the prevailing party, then the Company shall pay promptly Employee’s reasonable and documented attorneys’ fees and costs incurred in connection with the litigation.

SECTION 6.                                                    CONSENT TO JURISDICTION.

Jurisdiction for enforcement of this Non-Competition Agreement, and for the resolution of any dispute under this Non-Competition Agreement, shall be exclusively in the federal or state courts in the state and county where Employee resides at the time that Travelers commences an enforcement action.  If requested, Employee shall reasonably promptly advise the Company’s General Counsel of Employee’s residence during the Restricted Period.

SECTION 7.                                                    EMPLOYEE-AT-WILL.

Employee specifically recognizes and agrees that nothing in this Non-Competition Agreement shall be deemed to change the existing employment relationship between Employee and the Company, and that this Non-Competition Agreement is not an employment agreement for continued employment.

SECTION 8.                                                    GOVERNING LAW.

This Non-Competition Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota.

SECTION 9.                                                    WAIVER.

The waiver of a breach of any provision of this Non-Competition Agreement shall not operate as or be construed as a waiver of any subsequent breach of this Non-Competition Agreement.

SECTION 10.                                             SEVERABILITY.

If any provision, section or subsection of this Non-Competition Agreement is adjudged by any court to be void or unenforceable in whole or in part, this adjudication shall not affect the validity of the remainder of the Non-Competition Agreement, including any other provision, section or subsection.  Each provision, section, and subsection of this Non-Competition Agreement is separable from every other provision, section and subsection and constitutes a separate and distinct covenant.  The parties agree that if any court rules that a restriction contained in this Non-Competition Agreement is unenforceable as written, the parties will meet and confer to negotiate the reformation of the provision.

SECTION 11.                                             SECTION 409A.

This Non-Competition Agreement is intended to satisfy, or be exempt from, the requirements of sections 409A(a)(2), (3) and (4) of the Code, and shall be construed and interpreted in a manner consistent with such intention.

SECTION 12.                                             ENTIRE AGREEMENT.

(a)                                  This Non-Competition Agreement constitutes the entire agreement between the parties concerning the subject matter hereof.  No modification, amendment, termination or waiver of this Non-Competition Agreement shall be binding unless in writing and signed by the party to be bound thereby.  For the avoidance of any doubt, this Non-Competition Agreement does not supersede or replace any other written agreements between Employee and the Company or Travelers (including any written agreements accepted electronically by Employee), including without limitation the Non-Solicitation and Non-Disclosure Agreement, the Principles of Employment Agreement between Employee and Travelers and any equity award agreements between Employee and Travelers, as well as any employee agreement of Employee with non-competition terms, if any, each of which agreements shall remain in full force and effect in accordance with their terms.  The parties agree that this Non-Competition Agreement will only become effective upon the signing by all existing members of the Management Committee of a non-competition agreement that is in the same form as this Non-Competition Agreement no later than                          , 20XX.

(b)                                 If Employee is involuntarily removed from the Management Committee by Travelers prior to the Separation Acknowledgement Date, this Non-Competition Agreement shall no longer be in force and effect with respect to such Employee (such change, however, shall not impact any non-competition agreement of another employee).  Nothing in this Non-Competition Agreement shall restrict Travelers from removing Employee from the Management Committee at any time.

(c)                                  Parent and the Company also agree that, in the event that, prior to the Separation Acknowledgement Date, any future member of the Management Committee (i) remains a member for 12 months after joining the Management Committee and (ii) does not execute within such 12-month period a non-competition agreement in the same form as this Non-Competition Agreement, as such form may have been amended consistent with Section 12(d) (except for (1) conforming changes, technical changes and corrections which are not more favorable to such person than as provided in this Non-Competition Agreement as then in effect, including without limitation updating the dates in Section 1(a), and (2) the consideration in Section 1(a) for any future Management Committee member’s non-competition agreement may be $10,000 in cash in lieu of restricted stock or restricted stock units) (a “Conforming Non-Competition Agreement”), such future Management Committee member shall be immediately removed from the Management Committee. Such 12-month period shall instead be a one month period for any person who was an employee of Travelers for at least six months prior to joining the Management Committee.  After the Separation Acknowledgement Date, Employee shall have no rights under this Section 12(c).

(d)                                 If, prior to the Separation Acknowledgement Date, the Company amends, alters, modifies or otherwise changes the terms of the corresponding non-competition agreement (whether directly, or indirectly by any other agreement or arrangement) for any present or future Management Committee member such that such agreement is no longer a Conforming Non-Competition Agreement because it is less restrictive and/or more favorable to such person than the terms set forth in this Non-Competition Agreement, then the terms of this Non-Competition Agreement will be deemed to be modified to reflect the less restrictive and/or more favorable terms.  If such circumstance arises, Travelers agrees to notify Employee in writing within fourteen (14) days of the amendment, alteration, modification or change of such non-competition agreement; provided, that the failure to give such notice shall not impair the enforceability of this Non-Competition Agreement as deemed to be amended.  Notwithstanding the foregoing, after another employee’s Separation Acknowledgement Date (as such term is defined in such employee’s Conforming Non-Competition Agreement), the Company may amend, alter, modify, or otherwise change or waive, conditionally or otherwise, any term of the non-competition agreement of such employee, directly or indirectly, and any such amendment, alteration, modification or change will not require the Company to modify the terms of this Non-Competition Agreement nor will the terms of this Non-Competition Agreement be deemed to be modified, provided that such employee’s Termination Date (as such term is defined in such employee’s Conforming Non-Competition Agreement) is no more than six (6) months after such employee’s Separation Acknowledgement Date and further provided that the effective date of the amendment, alteration, modification or change must be not prior to such employee’s Termination Date.

(e)                                  Travelers shall have the unilateral right to terminate this Non-Competition Agreement and all other similar Management Committee non-competition agreements at the same time (other than any agreement, including this Non-Competition Agreement, in respect of which Travelers has, at such time, exercised its non-competition option).

(f)                                    If there is a Change of Control, then, unless the Separation Acknowledgement Date has occurred on or before thirty (30) days after the date of such Change of Control, this Non-Competition Agreement shall automatically become null and void.  For purposes of this Non-Competition Agreement, “Change of Control” shall mean any of the following:

(i)                                 members of the Board of Directors of Parent on February 2, 2010 (“Incumbent Board”) cease for any reason to constitute a majority thereof, provided that persons subsequently becoming directors with the approval of directors constituting at least two-thirds (2/3) of the Incumbent Board (either by a specific vote or by approval of the proxy statement of Parent in which such person is named as a nominee for director, without written objection to such nomination) will be considered as members of the Incumbent Board provided, however, that no individual initially elected or nominated as a director of Parent as a result of an actual or threatened election contest (as described in Rule 14a-11 under the Securities Exchange Act of 1934 (the “Act”)) (“Election Contest”) or any other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is defined in Section 3(a)(9) of the Act) other than the Board (“Proxy Contest”), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed to be a member of the Incumbent Board, or

(ii)                                  any person as defined in the Act, other than Parent, a subsidiary of Parent, any employee benefit plan (or related trust) sponsored or maintained by Parent or any subsidiary of Parent, any employee or any group of persons including an employee (or any entity controlled by an employee or any group of persons including an employee) or an underwriter temporarily holding securities pursuant to an offering of such securities, is or becomes the beneficial owner, directly or indirectly, of 30% or more of Parent’s voting securities, or

(iii)                               the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving Parent, or any of its subsidiaries that requires the approval of Parent’s stockholders, whether for such transaction or the issuance of securities in the transaction, or the sale or other disposition of all or substantially all of Travelers’ assets to an unaffiliated entity, unless immediately after such corporate transaction or sale, (A) more than 60% of the total voting securities of the corporation resulting from such corporate transaction or sale (or if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the surviving company) is represented by voting securities of Parent that were outstanding immediately prior to such corporate transaction or sale (or by shares into which such Parent voting securities were converted pursuant to such corporate transaction or sale) and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Parent voting securities among the holders thereof immediately prior to the corporate transaction or sale, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the surviving company or the parent company) is or becomes the beneficial owner, directly or indirectly, of 30% or more of the total voting power of the outstanding voting securities eligible to elect directors of the parent company (or, if there is no parent company, the surviving company) and (C) at least a majority of the members of the board of directors of the parent company (or, if there is no parent company, the surviving company) following the consummation of the corporate transaction or sale were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such corporate transaction or sale (any corporate transaction or sale which satisfies all of the criteria specified in (A) (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) Parent’s shareholders approve a plan of complete liquidation or dissolution of Parent.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 30% of Parent’s voting securities as a result of the acquisition of Parent voting securities by Travelers which reduces the number of Parent voting securities outstanding; provided that if after such acquisition by Travelers such person becomes the beneficial owner of additional Parent voting securities that increases the percentage of outstanding Parent voting securities beneficially owned by such person, a Change of Control shall then occur.

**[Signature Page Follows]**

IN WITNESS WHEREOF, the Company, Parent and Employee have duly executed this Non-Competition Agreement as of the day and year first written above.

EMPLOYEE	THE TRAVELERS INDEMNITY COMPANY

By:

Name:	Name:

Title:

THE TRAVELERS COMPANIES, INC.

By:

Name:

Title: